Exhibit 10.3

October 18, 2010

Peter Minton

Alterra Capital Holdings

Hamilton, Bermuda

Re: Employment Stay Protection

Dear Peter:

This letter agreement (“Stay Agreement”) confirms our recent discussion regarding the terms of our arrangement to provide some assurances to you as well as retain you in the position of Chief Operating Officer of Alterra Capital Holdings Limited (the “Company”). Your signature at the bottom of this Stay Agreement will indicate your acceptance of the following terms and conditions:

1.	You agree to continue working full-time in your current position of Chief Operating Officer of the Company until at least April 1, 2012.

2.	You agree that you must give the Company 120 calendar day’s notice of your intent to terminate your employment for any termination effective between the date of this Stay Agreement and June 1, 2013. The Company also agrees to provide you with 120 days notice of its intention to terminate your employment for any reason.

3.	You will receive one of the following separation payments should you voluntarily terminate your employment on April 1, 2012, or on April 1, 2013:

a)	Voluntary termination of employment April 1, 2012 – 1 times the sum of x plus y, where x equals your then current base salary and y equals your bonus at target (250% of your base salary);

b)	Voluntary termination of employment April 1, 2013 – 2 times the sum of x plus y, where x equals your then current base salary and y equals your bonus at target (250% of your base salary).

For the avoidance doubt the payments describe in this Section 3 of the Stay Agreement represent the complete and entire separation payments (with the exception of accrued but unpaid salary and vacation days) that you will receive as a result of your voluntary termination, no additional bonus payment(s) will be made with respect to the partial period worked during the current fiscal year. You will be eligible for a normal performance bonus for each completed calendar year (2011 and/or 2012) provided you were actively employed for the entire calendar year. These provisions remain in effect until otherwise waived by you or superseded by a new agreement.

4.	If you choose to continue employment beyond April 1, 2013 and waive your rights to voluntarily terminate your employment as described in 3 (b) above, you will receive a retention bonus in the form of restricted stock equal to $1.3M (or a vehicle of equivalent value), with a grant date of June 1, 2013 with a 3 year cliff vesting provision.

5.	Should your employment be involuntarily terminated for reasons other than for Cause as defined in your Employment Agreement dated July 27, 2007 and as amended dated December 17, 2008 (“your Employment Agreement”) by the Company prior to April 1, 2013, than in lieu of any payments described in item number 3 above or as provide in Section 8 (a)(ii) of your Employment Agreement you will receive a severance package equal to, 2 times the sum of x plus y, where x equals your then current base salary and y equals your bonus at target (250% of your base salary).

6.	In return you agree to, until April 1, 2013, waive your rights to claim Good Reason as defined in Section 6 (d)(i),(ii) and (iii) within your Employment Agreement . Notwithstanding the foregoing, should another corporate transaction result in a Good Reason termination of employment in connection with a Change in Control as defined in your Employment Agreement, this Stay Agreement would become void, and the contractual terms of your Employment Agreement shall prevail.

7.	Your Employment Agreement with the Company remains in effect pursuant to its current terms, with the exception noted in numbers 2, 3, 5 and 6 above.

8.	All separation payments are made in 24 equal monthly installments in accordance with our normal payroll practices.

Notwithstanding the foregoing, if the board of directors of Alterra Capital Holdings Limited (the “Board”) (or its delegate) determines in its discretion that such separation payments constitute “nonqualified deferred compensation” subject to Section 409A of the Code, and that you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations there under, then such severance payments shall commence on the first payroll date of the seventh month following the month in which your separation from service occurs (with the first such payment being a lump sum equal to the aggregate severance payments you would have received during the prior six-month period if no such delay had been imposed). Each payment made hereunder will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments is to be treated as a right to a series of separate payments. Further if the Board determines in its discretion that such payments are subject to Section 457(a) of the Code then any unpaid amounts remaining as of end of the calendar year following the year in which such termination occurs will be paid in full in accordance with Code Section 457(a).

9.	The amount of your separation pay between this Stay Agreement and any such pay from your Employment Agreement will reflect the greater of the two amounts, but not both.

10.	You will be subject to the non-compete and non-solicitation restrictions as set-forth in your Employment Agreement for a period of 12 months, commencing upon a termination of your employment under the terms of this Stay Agreement.

11.	You will be required to sign a release and separation agreement upon a termination of your employment under the terms of this Stay Agreement.

12.	Except as provided in number 13 below, your unvested restricted share and stock option awards will continue to be subject to the terms of the underlying award agreements and plans, However if you terminate your employment in accordance with this Stay Agreement then your unvested restricted shares at the time of your termination will continue to vest provide that you adhere to the terms of the Stay Agreement and the continued vesting provisions of the underlying award agreements (as outlined in the retirement provision of each award agreement). Notwithstanding the foregoing, the enhanced vesting terms as defined in the “Vesting Waiver” agreement implemented in connection with the Max Harbor Point merger will continue to apply as executed.

13.	The special transaction award approved by the board of directors in conjunction with the Max Harbor Point merger will be forfeited if you voluntarily terminate prior to vesting unless your termination meets the definition of retirement under the award agreement.

Peter, I want to thank you for all that do and your commitment to Alterra!

******* Signature Page to Follow*******

W. Marston Becker	Date
President & Chief Executive Officer and Director
Alterra Capital Holdings Limited

Peter Minton	Date
Chief Operating Officer
Alterra Capital Holdings Limited